Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), is dated as of October 22, 2018 (the “Effective Date”) and amends the Employment Agreement (the “Agreement”) by and between Michael Gerlich (“Executive”) and Gastar Exploration Inc. (the “Company”) effective as of September 10, 2018. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and Executive previously entered into the Agreement; and

WHEREAS, the Company desires to amend the terms of severance provided in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Section 4(d) of the Agreement is hereby amended to read as follows:

“For purposes of this Agreement, “Good Reason” means either of the following, in each case, without Executive’s consent: (i) a reduction in Executive’s Base Salary or target Annual Bonus entitlement, as in effect from time to time, or (ii) a relocation of Executive’s principal place of employment with the Company or its successor by more than thirty (30) miles. The occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason if Executive does not timely provide notice to the Company within thirty (30) days of the date on which Executive first becomes aware of the occurrence of that event. During the 18-month period following a Change of Control, “Good Reason” shall include a material diminution in Executive’s titles, duties, compensation or authorities, provided that Executive acknowledges that the Company ceasing to be a publicly traded Company alone will not constitute a material diminution in Executive’s titles, duties, compensation or authorities or otherwise constitute “Good Reason” under this Agreement. For this purpose, “Change of Control” shall have the meaning set forth in the Gastar Exploration, Ltd. Employee Change of Control Severance Plan (“CIC Plan”), as in effect on the Effective Date; provided, however, that the following shall not constitute a Change of Control: the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any person of a controlling interest in the business or operations of the Company (x) resulting from a plan of reorganization pursuant to cases filed by the Company under chapter 11 of title 11 of the United States Bankruptcy Code or (y) by Ares Management, L.P. (“Ares”) or one or more of funds, investment vehicles, other entities or accounts managed by affiliates of Ares. The Company shall have fifteen (15) days following receipt of Executive’s written notice in which to correct in all material respects the circumstances constituting Good Reason, and Executive must terminate employment within thirty (30) days following expiration of the Company’s fifteen (15)-day cure period. Otherwise, any claim of such circumstances constituting “Good Reason” shall be deemed irrevocably waived by Executive.”

2.Section 4(i) of the Agreement is hereby amended to read as follows:

“Notwithstanding this Section 4, in the event Executive is not eligible to receive severance benefits under this Agreement, nothing herein precludes Executive’s eligibility for severance benefits under any other Company severance plan or as may be required by law.  For the avoidance of doubt, Executive acknowledges that Executive (i) will not be eligible for any benefits under the CIC Plan and (ii) Executive has no further rights under the CIC Plan.”

3.This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein.  All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained.  All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

4.This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto.  The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment.  No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment.  Any waiver must be in writing.

5.This Amendment shall inure to the benefit of the Company and its successors and assigns and shall be binding upon the Company and its successors and assigns.  This Amendment is personal to Executive, and Executive shall not assign or delegate his rights or duties under this Amendment, and any such assignment or delegation shall be null and void.

6.This Amendment may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

GASTAR EXPLORATION INC.

By:	/s/ Jerry R. Schuyler
Name:	Jerry R. Schuyler
Title:	Interim CEO
Date:	10/25/18

MICHAEL GERLICH

/s/ Michael A. Gerlich
Date:	10/25/18